Exhibit 99.1

NEWS RELEASE

C&J Energy Services Announces Fourth Quarter 2015 Results

•	Adjusted Net Loss of ($0.45) per diluted share on $409.0 million of revenue with Adjusted EBITDA increasing by $19.1 million sequentially to $7.7 million

•	Completion Services segment Adjusted EBITDA increased by $18.6 million sequentially to $10.0 million on flat revenue of $256.6 million

•	Well Support Services segment Adjusted EBITDA margin increased 80 basis points sequentially with Adjusted EBITDA of $22.3 million on revenue of $135.7 million

•	Exceeded Credit Facility’s Minimum Bank EBITDA target for the fourth quarter by $2.4 million, allowing carryover of the full $20.0 million cushion creating a $40.0 million cushion basket for the first quarter of 2016

•	Adjusted SG&A declined 11.8%, or an additional $6.3 million, sequentially

•	Fourth quarter procurement synergy savings of $17.9 million with over $55.0 million of total synergy savings from the combination of C&J Energy Services and Nabors’ Completion and Production Services since the March 2015 closing

HAMILTON, BERMUDA, February 22, 2016 – C&J Energy Services Ltd. (NYSE: CJES) today reported a net loss of ($321.7 million), or ($2.75) per diluted share, on revenue of $409.0 million for the fourth quarter of 2015, and an Adjusted Net Loss (1) of ($52.2 million), or ($0.45) per diluted share(1). Adjusted Net Loss(1) excludes the following, net of tax: a $252.5 million, or $2.16 per diluted share, impairment charge; a $17.8 million, or $0.15 per diluted share, inventory write-down; a $3.8 million, or $0.03 per diluted share, charge related to costs associated with the March 2015 combination (the “Transaction”) of C&J Energy Services, Inc. with the completion and production services business of Nabors Industries Ltd. (“Nabors”); a $2.1 million, or $0.02 per diluted share, customer settlement/bad debt write-off; and a $1.6 million, or $0.01 per diluted share, charge related to severance, facility closures and other one-time costs; offset by an $8.3 million, or $0.07 per diluted share, out-of-period adjustment. Adjusted EBITDA(1) totaled $7.7 million for the fourth quarter of 2015.

Due to the continued downturn in the oil and gas industry, and the sustained deterioration in demand for oilfield services, similar to the action taken during the third quarter, we determined that it was necessary to test goodwill for impairment and to test property, plant and equipment (“PP&E”) and intangible assets for recoverability during the fourth quarter of 2015. Certain asset groups within each of our Completion Services segment and Other Services segment failed the recoverability testing, and as a result, we recorded a non-cash pre-tax charge of $393.1 million related to impairment of PP&E for the fourth quarter. With respect to goodwill and other intangible assets, no impairment write-down was deemed necessary for the fourth quarter.

Our 2015 fourth quarter results compare with a net loss of ($455.0 million), or ($3.89) per diluted share, on revenue of $427.5 million for the third quarter of 2015, and an Adjusted Net Loss(1) of ($76.5 million), or ($0.65) per diluted share(1), for the same period. Adjusted Net Loss(1) for the third quarter of 2015 excluded the following, net of tax: a $367.8 million, or $3.15 per diluted share, impairment charge; a $5.2 million, or $0.05 per diluted share, charge related to costs associated with the Transaction; a $2.7 million, or $0.02 per diluted share, charge related to severance, facility closures and other one-

time costs; and a $2.6 million, or $0.02 per diluted share, one-time charge associated with incremental insurance reserves incurred as a result of a decision to increase our self-insurance deductibles to achieve a risk management structure typical for businesses of our combined company’s size and risk profile. Adjusted EBITDA(1) totaled ($11.4 million) for the third quarter of 2015. For the fourth quarter of 2014, net income was $22.3 million, or $0.40 per diluted share, on revenue of $483.5 million, and Adjusted Net Income(1) was $30.5 million, or $0.54 per diluted share(1), after excluding, on an after-tax basis, a $4.9 million, $0.08 per diluted share, charge related to costs associated with the Transaction; a $0.5 million, $0.01 per diluted share, charge related to an insurance settlement; and a $2.7 million tax effect, $0.05 per diluted share, from the enactment of the Tax Increase Prevention Act.

Founder, Chairman and Chief Executive Officer Josh Comstock commented, “The entire year was extremely challenging for the North American oilfield services industry as commodity prices continued to fall, causing severe reductions in drilling, completion and production activities. We entered the fourth quarter with a focus on upholding utilization and increasing market share for our core service lines in anticipation of the typical year-end seasonal slowdown. We were able to maintain revenue for our Completion Services segment quarter over quarter and experienced only a 10% sequential decline in revenue in our Well Support Services segment, which are impressive accomplishments given the impact of the seasonal slowdown and weather, compounded by further deterioration of market conditions as the rig count dropped approximately 13% over the course of the quarter. We achieved a noteworthy improvement in Adjusted EBITDA by generating strong utilization levels at the beginning of the quarter and exercising prudent management through the year-end slowdown. We surpassed the minimum bank EBITDA target for the fourth quarter required under our credit facility, which allowed us to carry forward the full $20.0 million cushion, resulting in a $40.0 million cushion basket available for the first quarter of 2016 as needed.

“In our Completion Services segment, we increased Adjusted EBITDA by $18.6 million sequentially on flat revenue through sound, thorough management of our business. I am proud of our Completions Services team for rising to the challenge and delivering solid quarterly results that outperformed many of our peers. We grew revenue and profitability in our hydraulic fracturing division by increasing utilization with higher margin work, stacking our least productive equipment and aggressively controlling costs. With respect to our coiled tubing operations, activity levels improved in October, but by mid-November we began to feel the effects of the seasonal slowdown, and several major customers eliminated or delayed previously scheduled work. Our wireline operations experienced decreasing activity levels and continued pricing pressure in most of our core basins, resulting in declining revenue throughout the quarter.

“In our Well Support Services segment, we worked diligently with our customers to maintain utilization in order to minimize the effect on revenue and profitability in the quarter. Overall utilization levels were higher in the beginning of the quarter, deteriorating over the latter half with the typical holiday slowdown. We experienced weakness in areas that are typically strong in the fourth quarter, such as Canada, primarily due to exceptionally low commodity prices. Even with seasonal revenue declines and difficult market conditions in the quarter, we increased Adjusted EBITDA margin for this segment by approximately 80 basis points, which is a testament to the effectiveness of our integration strategy, strength of our management team and commitment of our employees.

“Looking back on 2015 and the challenging headwinds that all of us in the oil and gas industry battled, I want to emphasize how proud and appreciative I am of all of our employees. Working tirelessly together, we successfully managed through what has been one of the most difficult operating environment for the oil and gas industry to date, while also combining two sizable entities into one of the largest North American oilfield completion and production services companies. We successfully completed the integration of Nabors’ completion and production services business ahead of schedule, which involved an extraordinary effort across our employee base to fully integrate the numerous systems and functions in a seamless and timely manner. Closing this transformative transaction during the early part of the downturn, we had the impetus to double-down on our efforts to streamline our combined company and to further improve our cost structure, leveraging our greater scale. We successfully achieved greater synergies than originally anticipated, and at an accelerated pace. Additionally, through our various research and technology initiatives we became more vertically integrated, which has enabled us to continue to reduce our cost structure, creating opportunities to drive revenue and gain market share. For example, we designed and are manufacturing in-house perforating guns, addressable switches and other expendable components for the perforating string used in our wireline operations at below market cost. We believe that this proprietary technology coupled with cost-effective manufacturing capability will enable us to maintain one of the lowest cost structures for wireline services in the industry and also presents sizeable third party sales potential. Additionally, through multiple field tests with 36 operators on 175 wells, we demonstrated that wells completed using our recently-introduced LateralScience engineered completions process consistently experience a better than average increase in production, which offers significant value to our customer’s bottom line. During 2015, we also introduced our proprietary, downhole directional drilling motor with significant value-add results to our customers. Our design has one of the highest torque ratings in the industry, which allows customers to rely on a single bottomhole assembly, thereby eliminating drilling days and substantially reducing costs. The outstanding performance of both our LateralScience technology and drilling motor are already drawing attention in the industry with increasing customer demand. These are just a few examples of how, through the efforts and dedication of the entire C&J team, we strategically expanded and strengthened our Company in the face of deteriorating conditions, and did so in a manner that enhances our ability to drive revenue, increase profitability and capture market share when the industry recovers.”

Results for the Three Months Ended December 31, 2015

Completion Services

Fourth quarter 2015 revenue from our Completion Services segment was $256.6 million, with Adjusted EBITDA(1) of $10.0 million, compared to revenue of $256.9 million and Adjusted EBITDA(1) of ($8.6 million) for the third quarter of 2015, and revenue of $472.9 million and Adjusted EBITDA(1) of $105.6 million for the fourth quarter of 2014.

Utilization levels for our Completion Services improved entering the fourth quarter, although we continued to experience significant pricing pressure throughout the quarter and activity declined with the typical year-end seasonal slowdown. Hydraulic fracturing activity was strong in October, but as we moved through the quarter and activity slowed, we strategically stacked additional equipment and focused on capturing higher overall utilization levels across our active equipment base. Our strategy, which included concentrating on key customers in core basins, aggressively managing our operational cost structure and stacking our lower utilized equipment, produced improved profitability despite the challenging headwinds we faced in the back half of the quarter. In our coiled tubing service line, utilization increased at the beginning of the quarter, but activity began to decline as the effects of the seasonal slowdown impacted our operations and customers delayed previously scheduled work. In our wireline service line, both pricing and utilization remained depressed and continued to weaken with the falling rig count, seasonal slowdown and inclement weather experienced during the course of the quarter.

As we entered the first quarter of 2016, our Completion Services segment experienced a significant decline in activity that has remained depressed. We are keeping a sharp focus on managing our operations and controlling costs, including closing additional facilities, further reducing headcount, stacking idle equipment and lowering our cost structure to ensure our operations remain aligned with market conditions. The implementation of this strategy over the course of the fourth quarter enabled us to protect market share and deliver an approximate $18.6 million sequential improvement in Adjusted EBITDA for this segment. We will continue to focus on servicing the needs of our core customer base, and make the appropriate decisions as needed, to more effectively align our operations with current market conditions.

Well Support Services

Fourth quarter 2015 revenue from our Well Support Services segment was $135.7 million, with Adjusted EBITDA(1) of $22.3 million, compared to revenue of $150.9 million and Adjusted EBITDA(1) of $23.6 million for the third quarter of 2015.

Revenue from our Well Support Services segment was negatively impacted by the typical year-end slowdown and continued pricing pressure. Despite increased demand for our services in October, the seasonal slowdown around the holidays resulted in rigs being released in several core operating basins. We also encountered some weakness in areas that typically maintain strong fourth quarter activity, such as Canada, due to low commodity prices. During the quarter, we supported utilization and protected market share through pricing concessions, while repositioning equipment and resources in line with market conditions and customer demand. Despite declining revenue, our continued focus on restructuring this segment, enhancing efficiencies and aggressively reducing costs, allowed us to generate a sequential Adjusted EBITDA margin increase of approximately 80 basis points.

As with our Completion Services segment, activity and pricing levels for our Well Support Services segment declined and have remained depressed entering the first quarter of 2016. Our customers continue to focus on lowering their costs due to the continued weakness in commodity prices, and we will continue to work with them to the best of our ability to sustain utilization, protect market share and capitalize on strategic opportunities.

Other Services

Our Other Services segment includes our smaller service lines and divisions, such as cementing, equipment manufacturing and repair, specialty chemicals, directional drilling, artificial lift, Middle Eastern operations and research and technology (“R&T”). In addition, the Other Services segment includes costs associated with general corporate activities and intersegment eliminations.

Fourth quarter 2015 revenue from our Other Services segment was $16.7 million with Adjusted EBITDA(1) of ($24.6 million), compared to $19.7 million of revenue with Adjusted EBITDA(1) of ($26.4 million) for the third quarter of 2015, and $10.6 million of revenue with Adjusted EBITDA(1) of ($23.3 million) for the fourth quarter of 2014. Like our core services lines, the businesses comprising our Other Services segment were negatively impacted by the falling rig count and the typical year-end slowdown. In spite of declining activity levels, we were able to sequentially grow revenue within two of our most promising R&T initiatives: directional drilling and artificial lift applications. Additionally, in spite of a more than 15% reduction in revenue from this segment during the fourth quarter, Adjusted EBITDA increased approximately 7% as a result of our continued efforts to cut overhead costs and align our active R&T initiatives with current market conditions.

Other Financial Information

Our adjusted selling, general and administrative expense (“Adjusted SG&A”) for the fourth quarter of 2015 was $47.0 million, compared to $53.3 million for the third quarter of 2015 and $44.8 million for the fourth quarter of 2014 in each instance exclusive of costs associated primarily with the Transaction, severance costs and incremental insurance reserves. These excluded costs totaled $4.4 million for the fourth quarter of 2015, $7.7 million for the third quarter of 2015 and $8.3 million for the fourth quarter of 2014. The sequential decrease in Adjusted SG&A was driven by numerous cost control initiatives, including reductions in headcount and the closing of facilities following the completion of the Transaction.

Excluding one-time items, we incurred $3.4 million in research and development expense (“R&D”) for the fourth quarter of 2015, compared to $4.5 million for the third quarter of 2015 and $4.5 million for the fourth quarter of 2014. The approximate 26% sequential reduction of R&D expense was primarily driven by our continued cost control efforts, including our decision to delay certain R&T initiatives. We continue to invest in key technologies that we believe will provide our business with a competitive advantage by reducing our cost base for key inputs, enhancing our operational capabilities and generating operational efficiencies for our customers.

Depreciation and amortization expense (“D&A”) in the fourth quarter of 2015 was $82.7 million, compared to $74.7 million for the third quarter of 2015 and $32.4 million in the fourth quarter of 2014. The lower D&A expense in the third quarter was driven by the one-time true up of depreciation associated with adjustments to the estimated fair value and useful lives of PP&E for the acquired Nabors business.

Liquidity

As of December 31, 2015, we had $121.0 million drawn and $12.6 million of letters of credit outstanding under our recently amended revolving credit facility. Additionally, we had $1.1 billion outstanding under a Term Loan B facility, comprised of a $570.7 million term loan B-1 and a $481.4 million term loan B-2. At year-end, we had long-term capital lease obligations that totaled $32.0 million. Our long-term debt balance is net of $52.4 million of original issue discount on the Term Loan B facility.

Capital expenditures totaled $24.8 million during the fourth quarter of 2015, consistent with $24.2 million during the third quarter of 2015. During the second half of 2015, we limited capital expenditures to the maintenance of our existing equipment to extend its useful life. In 2016, we expect to spend $75 to $100 million for primarily the maintenance of our existing equipment. Since our 2016 capex budget depends on operational activity levels, if the current market weakness continues, we expect to spend at the bottom of the range.

Results for the Year Ended December 31, 2015

For the year ended December 31, 2015, we reported a net loss of ($872.5 million), or ($8.48) per diluted share, on revenue of $1.7 billion, compared to net income of $68.8 million, or $1.22 per diluted share, on revenue of $1.6 billion for the year ended December 31, 2014.

Adjusted Net Loss(1) for the year ended December 31, 2015 was ($191.0 million), or ($1.86) per diluted share(1). Adjusted Net Loss(1) excludes the following, net of tax: a $617.9 million, or $6.01 per diluted share, impairment charge; a $37.7 million, or $0.37 per diluted share, charge related to costs associated with the Transaction; a $23.2 million, or $0.23 per diluted share, inventory write-down; a $6.0 million, or $0.06 per diluted share, charge associated with customer settlement/bad debt write-offs; a $4.4 million, or $0.04 per diluted share, charge for severance, facility closures and other one-time costs; and a $2.3 million, or $0.02 per diluted share, one-time charge associated with incremental insurance reserves incurred as a result of a decision to increase our self-insurance deductibles to achieve a risk management structure typical for businesses of our combined company’s size and risk profile; offset by a $9.8 million, or $0.10 per diluted share, immaterial out-of-period adjustment.

For the year ended December 31, 2015, we reported Adjusted EBITDA(1) of $46.8 million, compared to Adjusted EBITDA(1) of $252.9 million for the year ended December 31, 2014.

Conference Call Information

We will host a conference call on Tuesday, February 23, 2016 at 10:00 a.m. ET / 9:00 a.m. CT to discuss our fourth quarter 2015 financial and operating results. Interested parties may listen to the conference call via a live webcast accessible on our website at www.cjenergy.com or by calling U.S. (Toll Free): 1-855-560-2574 or International: 1-412-542-4160 and asking for the “C&J Energy Services Call.” Please dial-in a few minutes before the scheduled call time. An archive of the webcast will be available shortly after the call on our website at www.cjenergy.com for 12 months following the call. A replay of the call will also be available for one week by calling U.S. (Toll Free): 1-877-344-7529 or International: 1-412-317-0088, using the access code: 10079691.

About C&J Energy Services

C&J Energy Services is a leading provider of well construction, well completions, well support and other complementary oilfield services to oil and gas exploration and production companies. As one of the largest completion and production services companies in North America, C&J offers a full, vertically integrated suite of services involved in the entire life cycle of the well, including directional drilling, cementing, hydraulic fracturing, cased-hole wireline, coiled tubing, rig services, fluids management services and other special well site services. C&J operates in most of the major oil and natural gas producing regions of the continental United States and Western Canada. The Company also has an office in Dubai and is working to establish an operational presence in key countries in the Middle East. For additional information about C&J, please visit www.cjenergy.com.

C&J Energy Services Investor Contact:

investors@cjenergy.com

713-260-9986

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the effects of the Transaction, our business outlook and plans, future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, costs and other guidance regarding future developments. For example, statements regarding future financial performance, future competitive positioning and business synergies, future acquisition cost savings, future accretion to earnings per share, future market demand, future benefits to stockholders, and future economic and industry conditions are forward-looking statements within the meaning of federal securities laws.

Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, our forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from our historical experience and our present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: potential adverse reactions or changes to business relationships resulting from the Transaction and competitive responses to the Transaction; the inability to obtain or delay in obtaining cost savings and synergies from the Transaction; unexpected costs, the outcome of pending or potential litigation; the inability to retain key personnel; any changes in general economic and/or industry specific conditions; risks relating to economic conditions; volatility of crude oil and natural gas commodity prices; delays in or failure of delivery of current or future orders of specialized equipment; the loss of or interruption in operations of one or more key suppliers or customers; oil and gas market conditions; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; operating risks; the adequacy of our capital resources and liquidity; weather; litigation; competition in the oil and natural gas industry; and costs and availability of resources.

C&J cautions that the foregoing list of factors is not exclusive. For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the U.S. Securities and Exchange Commission (“SEC”), including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on any forward-looking statement which speaks only as of the date on which such statement is made. We undertake no obligation to correct, revise or update any forward-looking statement after the date such statement is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

(1)	Adjusted Net Income (Loss) is defined as net income (loss) plus the after-tax amount of acquisition-related costs and other non-routine items. Adjusted Net Income (Loss) per diluted share is calculated as Adjusted Net Income (Loss) divided by diluted weighted average common shares outstanding. Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization, other income (expense), net, net gain or loss on disposal of assets, acquisition-related costs and other non-routine items. Management believes that Adjusted Net Income (Loss), Adjusted Net Income (Loss) per diluted share and Adjusted EBITDA are useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company’s normal operating results. For a reconciliation of Adjusted Net Income (Loss), Adjusted Net Income (Loss) per diluted share and Adjusted EBITDA to net income (loss), please see the tables at the end of this press release.

C&J Energy Services Ltd.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$409,011	$427,497	$483,508	$1,748,889	$1,607,944
Costs and expenses:
Direct costs	371,594	385,879	352,733	1,523,116	1,179,227
Selling, general and administrative expenses	51,351	60,977	53,121	239,775	182,518
Research and development	3,393	4,916	4,519	16,704	14,327
Depreciation and amortization	82,668	74,731	32,402	276,353	108,145
Impairment expense	397,617	394,191	—	791,807	—
(Gain) loss on disposal of assets	(179)	141	(32)	(544)	(17)

Operating income (loss)	(497,433)	(493,338)	40,765	(1,098,322)	123,744
Other income (expense):
Interest expense, net	(24,637)	(28,396)	(3,118)	(82,086)	(9,840)
Other income (expense), net	9,846	(2,644)	14	8,773	598

Total other income (expense)	(14,791)	(31,040)	(3,104)	(73,313)	(9,242)

Income (loss) before income taxes	(512,224)	(524,378)	37,661	(1,171,635)	114,502
Income tax expense (benefit)	(190,482)	(69,362)	15,350	(299,093)	45,679

Net income (loss)	$(321,742)	$(455,016)	$22,311	$(872,542)	$68,823

Net income (loss) per common share:
Basic	$(2.75)	$(3.89)	$0.41	$(8.48)	$1.28

Diluted	$(2.75)	$(3.89)	$0.40	$(8.48)	$1.22

Weighted average common shares outstanding:
Basic	117,072	117,019	53,956	102,853	53,838

Diluted	117,072	117,019	56,150	102,853	56,513

C&J Energy Services Ltd.

Consolidated Balance Sheets

(In thousands, except share data)

	December 31,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25,900	$10,017
Accounts receivable, net	274,691	290,767
Inventories, net	102,257	122,172
Prepaid and other current assets	72,560	29,525
Deferred tax assets	9,035	8,106

Total current assets	484,443	460,587
Property, plant and equipment, net	1,210,441	783,302
Other assets:
Goodwill	307,677	219,953
Intangible assets, net	147,861	129,468
Deferred financing costs, net	48,309	3,786
Other noncurrent assets	34,175	15,650

Total assets	$2,232,906	$1,612,746

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$213,065	$229,191
Payroll and related costs	10,335	16,047
Accrued expenses	52,250	30,794
Current portion of long-term debt and capital lease obligations	13,433	3,873
Other current liabilities	1,785	4,926

Total current liabilities	290,868	284,831
Deferred tax liabilities	149,151	193,340
Long-term debt and capital lease obligations, net	1,142,077	349,875
Other long-term liabilities	18,167	2,848

Total liabilities	1,600,263	830,894
Commitments and contingencies
Shareholders’ equity
Common shares, par value of $0.01, 750,000,000 shares authorized, 120,420,120 issued and outstanding at December 31, 2015 and 55,333,392 issued and outstanding at December 31, 2014	1,204	553
Additional paid-in capital	997,766	271,104
Accumulated other comprehensive loss	(4,025)	(45)
Retained earnings (deficit)	(362,302)	510,240

Total shareholders’ equity	632,643	781,852

Total liabilities and shareholders’ equity	$2,232,906	$1,612,746

C&J Energy Services Ltd.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2015	2014
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$(872,542)	$68,823
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	276,353	108,145
Impairment expense	791,807	—
Inventory write-down	31,109	—
Earnout adjustment	(11,147)	—
Deferred income taxes	(273,144)	33,185
Provision for doubtful accounts, net of write-offs	8,071	600
Equity (earnings) loss from unconsolidated affiliate	(500)	(471)
(Gain) loss on disposal of assets	(544)	(17)
Share-based compensation expense	18,549	18,350
Amortization of deferred financing costs	10,926	1,168
Accretion of original issue discount	6,187	—
Changes in operating assets and liabilities:
Accounts receivable	278,150	(135,784)
Inventories	21,123	(50,001)
Prepaid expenses and other current assets	(26,821)	(12,154)
Accounts payable	(168,607)	132,420
Payroll and related costs and accrued expenses	17,400	14,157
Income taxes payable	(108)	(301)
Other	(3,257)	3,717

Net cash provided by operating activities	103,005	181,837

Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(166,321)	(307,598)
Proceeds from disposal of property, plant and equipment	4,468	719
Payments made for business acquisitions, net of cash acquired	(663,303)	(33,533)
Investment in unconsolidated subsidiary	—	(3,000)

Net cash used in investing activities	(825,156)	(343,412)

Cash flows from financing activities:
Proceeds from revolving debt	338,000	229,000
Payments on revolving debt	(532,000)	(64,000)
Proceeds from term loans	1,001,400	—
Payments on term loans	(7,950)	—
Payments of capital lease obligations	(3,874)	(4,165)
Financing costs	(55,450)	(2,265)
Proceeds from stock options exercised	453	833
Registration costs associated with issuance of common shares	(1,465)	—
Employee tax withholding on restricted stock vesting	(2,621)	(4,378)
Excess tax benefit (expense) from share-based award activity	(2,367)	2,153

Net cash provided by financing activities	734,126	157,178

Effect of exchange rate on cash	3,908	—
Net increase in cash and cash equivalents	15,883	(4,397)
Cash and cash equivalents, beginning of period	10,017	14,414

Cash and cash equivalents, end of period	$25,900	$10,017

Supplemental cash flow disclosures:
Cash paid for interest	$64,950	$8,525

Cash paid for (refunded from) income taxes	$(13,815)	$16,125

Non-cash investing and financing activity:
Capital lease obligations	$—	$25,847

Change in accrued capital expenditures	$(42,793)	$8,120

Non-cash consideration for business acquisition	$735,125	$—

C&J Energy Services Ltd.

Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss)

(In thousands)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014
Adjusted net income (loss)	$(52,190)	$(76,453)	$30,483	$(190,983)	$84,192
Adjustments, net of tax:
Impairment expense	(252,542)	(367,785)	—	(617,915)	—
Acquisition-related costs	(3,790)	(5,245)	(4,928)	(37,729)	(12,117)
Inventory write-down	(17,767)	—	—	(23,167)	—
Immaterial out-of-period adjustment	8,285	—	—	9,823	—
Severance, facility closures and other	(1,636)	(2,745)	—	(4,356)	—
Customer settlement/bad debt write-off	(2,102)	(155)	—	(5,955)	—
Insurance reserve true-up	—	(2,633)	—	(2,260)	—
Insurance settlement	—	—	(521)	—	(529)
Effect of Tax Increase Prevention Act on tax provision	—	—	(2,723)	—	(2,723)

Net income (loss)	$(321,742)	$(455,016)	$22,311	$(872,542)	$68,823

Per common share:
Net income (loss) diluted	$(2.75)	$(3.89)	$0.40	$(8.48)	$1.22

Adjusted net income (loss) diluted	$(0.45)	$(0.65)	$0.54	$(1.86)	$1.49

Diluted weighted average common shares outstanding	117,072	117,019	56,150	102,853	56,513

C&J Energy Services Ltd.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(In thousands)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014
Adjusted EBITDA	$7,736	$(11,410)	$82,338	$46,756	$252,946
Interest expense, net	(24,637)	(28,396)	(3,118)	(82,086)	(9,840)
Income tax benefit (expense)	190,482	69,362	(15,350)	299,093	(45,679)
Depreciation and amortization	(82,668)	(74,731)	(32,402)	(276,353)	(108,145)
Impairment expense	(397,617)	(394,191)	—	(791,807)	—
Other income (expense), net	9,846	(2,644)	14	8,773	598
(Gain) loss on disposal of assets	179	(141)	32	544	17
Inventory write-down	(28,287)	—	—	(31,109)	—
Immaterial out-of-period adjustment	13,190	—	—	13,190	—
Acquisition-related costs	(4,016)	(6,488)	(8,318)	(42,662)	(20,159)
Severance, facility closures and other	(2,604)	(3,163)	(5)	(5,849)	(35)
Customer settlement/bad debt write-off	(3,346)	(179)	—	(7,997)	—
Insurance reserve true-up	—	(3,035)	—	(3,035)	—
Insurance settlement	—	—	(880)	—	(880)

Net income (loss)	$(321,742)	$(455,016)	$22,311	$(872,542)	$68,823

C&J Energy Services Ltd.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(In thousands)

(Unaudited)

	Three Months Ended December 31, 2015
	Completion Services	Well Support Services	Other Services	Total
Adjusted EBITDA	$10,045	$22,285	$(24,594)	$7,736
Interest expense, net	(4)	—	(24,633)	(24,637)
Income tax benefit (expense)	—	—	190,482	190,482
Depreciation and amortization	(51,951)	(25,072)	(5,645)	(82,668)
Impairment expense	(353,972)	—	(43,645)	(397,617)
Other income (expense), net	19	(207)	10,034	9,846
(Gain) loss on disposal of assets	215	—	(36)	179
Inventory write-down	(6,210)	—	(22,077)	(28,287)
Immaterial out-of-period adjustment	13,190	—	—	13,190
Acquisition-related costs	—	—	(4,016)	(4,016)
Severance, facility closures and other	(1,725)	(304)	(575)	(2,604)
Customer settlement/bad debt write-off	(2,096)	(1,250)	—	(3,346)

Net income (loss)	$(392,489)	$(4,548)	$75,295	$(321,742)

C&J Energy Services Ltd.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(In thousands)

(Unaudited)

	Three Months Ended September 30, 2015
	Completion Services	Well Support Services	Other Services	Total
Adjusted EBITDA	$(8,599)	$23,613	$(26,424)	$(11,410)
Interest expense, net	(6)	—	(28,390)	(28,396)
Income tax benefit (expense)	—	—	69,362	69,362
Depreciation and amortization	(52,926)	(17,366)	(4,439)	(74,731)
Impairment expense	(343,508)	—	(50,683)	(394,191)
Other income (expense), net	4	(231)	(2,417)	(2,644)
(Gain) loss on disposal of assets	(76)	—	(65)	(141)
Acquisition-related costs	—	—	(6,488)	(6,488)
Severance, facility closures and other	(1,894)	(491)	(778)	(3,163)
Customer settlement/bad debt write-off	(179)	—	—	(179)
Insurance reserve true-up	(2,810)	311	(536)	(3,035)

Net income (loss)	$(409,994)	$5,836	$(50,858)	$(455,016)

C&J Energy Services Ltd.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(In thousands)

(Unaudited)

	Three Months Ended December 31, 2014
	Completion Services	Well Support Services	Other Services	Total
Adjusted EBITDA	$105,623	$—	$(23,285)	$82,338
Interest expense, net	(17)	—	(3,101)	(3,118)
Income tax benefit (expense)	—	—	(15,350)	(15,350)
Depreciation and amortization	(30,224)	—	(2,178)	(32,402)
Other income (expense), net	69	—	(55)	14
(Gain) loss on disposal of assets	32	—	—	32
Acquisition-related costs	—	—	(8,318)	(8,318)
Severance, facility closures and other	(5)	—	—	(5)
Insurance settlement	—	—	(880)	(880)

Net income (loss)	$75,478	$—	$(53,167)	$22,311